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EMPLOYMENT AGREEMENT

    THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of January 23, 2001, by and between Corillian Corporation, an Oregon corporation ("Employer"), and Alex Hart ("Executive").

WITNESSETH:

    WHEREAS, Employer desires to obtain the benefit of service by Executive, and Executive desires to render services to Employer;

    WHEREAS, the Board of Directors of Employer (the "Board") has determined that because of Executive's substantial experience and business relationships in connection with the business of Employer, it is in the Employer's best interest and that of its shareholders to secure the services of Executive and to provide Executive certain additional benefits; and

    WHEREAS, Employer and Executive desire to set forth in this Agreement the terms and conditions of Executive's employment with Employer.

    NOW, THEREFORE, in consideration of the mutual promises and covenants herein contained, the parties agree as follows:

    1.  Executive Representation. Executive represents and warrants that he has the capacity to enter into this Agreement and that this Agreement will not conflict with or result in a default under any other agreement binding on Executive.

    2.  Title; Duties and Responsibilities. Employer and Executive agree that, subject to the provisions of this Agreement, Employer will employ Executive and Executive will serve Employer as President of Employer for the Term (as hereinafter defined). Executive will report to Employer's Chief Executive Officer. Executive agrees to observe and comply with the reasonable rules and regulations of Employer respecting the performance of Executive's duties and agrees to carry out and perform the reasonable orders, directions and policies of Employer and its Board as they may be, from time to time, stated either orally or in writing. Except as specifically provided otherwise in this Agreement, Executive shall comply with all of the reasonable policies and procedures adopted by Employer (as the same may be amended from time to time by Employer). Employer will cause Executive to be nominated as a member of the Board to serve as a Class 3 Director until the term of such position expires in accordance with Employer's charter documents.

    3.  Term. Employer agrees to employ Executive and Executive agrees to serve Employer, in accordance with the terms of this Agreement, commencing on the date hereof and continuing until the second annual anniversary of this Agreement (the "Term"), unless this Agreement is earlier terminated in accordance with the provisions of this Agreement. At the end of the Term, this Agreement shall continue for consecutive one year periods unless either party notifies the other of their intent to terminate this Agreement upon ninety (90) days advance written notice thereof.

    4.  Services and Exclusivity of Services. During the Term, Executive shall (i) devote his full business time, energy and ability exclusively to the business, affairs and interests of Employer, and matters related thereto, (ii) use Executive's best efforts and abilities to promote Employer's interests, and (iii) perform the services contemplated by this Agreement in accordance with policies established by Employer and under the direction of Employer's Chief Executive Officer and the Board.

    Without the prior express written authorization of the Board, Executive shall not, directly or indirectly, during the Term: (a) render services to any other person or firm for compensation or (b) engage in any activity competitive with or adverse to Employer's Business (as defined below), whether alone, as a partner, or as an officer, director, employee or significant investor of or in any other entity. (An investment of greater than 5% of the outstanding capital or equity securities of an entity shall be deemed significant for these purposes.) "Business" shall mean the development, marketing and sale of solutions to enable companies to offer electronic financial services (including, without limitation, through the Internet, mobile phones, PDA's or interactive television) and the provision of professional services to implement, install and customize such solutions.

    Executive may serve as a director or in any other capacity of any business enterprise or any nonprofit or governmental entity or trade association, whose activities involve or relate to the Business, provided in each case that such service is expressly approved by the Board and does not interfere with Executive's duties hereunder.

    Executive may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization without seeking or obtaining approval by the Board, provided that such activities and services do not substantially interfere or conflict with the performance of duties hereunder or create any conflict of interest with such duties. An investment that exceeds 5% of the equity securities or capitalization of a competitor, supplier or customer of Employer shall be deemed to constitute such a conflict. Executive shall not serve in any of such capacities for any business enterprise unless the Board expressly authorizes such service in advance.

    Executive represents to Employer that Executive has no other outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered hereunder.

    5.  Compensation.

      5.1 Base Compensation. During the Term, Employer agrees to pay Executive, in accordance with Employer's applicable payroll policies in effect from time to time during the Term, a base salary at the rate of $235,000 per year (the "Base Salary").

      5.2 Additional Benefits. Executive shall also be entitled to all rights and benefits for which Executive is otherwise eligible under any bonus plan, incentive, participation or extra compensation plan, pension plan, profit-sharing plan, life, medical, dental, disability, or insurance plan or policy or other plan or benefit, as from time to time in effect, during the term of this Agreement that Employer may provide for Executive or (provided Executive is eligible to participate therein) for other employees of Employer with comparable positions and responsibilities generally (collectively, the "Additional Benefits"). Additional Benefits will include, without limitation, the following:

        (A) Executive will be entitled to participate in the Corillian Executive Bonus program, which will provide Executive with the opportunity to make up to 30% of the Base Salary per annum for the achievement of both departmental and corporate objectives set by the Chief Executive Officer and reviewed by Employer's Compensation Committee on a quarterly basis.

        (B) Executive's obligations under this Agreement are conditioned upon Employer's Compensation Committee granting to Executive an option to purchase 240,000 shares of Employer's common stock at an exercise price equal to the fair market value of such shares on the date of grant by the Compensation Committee, which will vest in three equal annual installments beginning on the first annual anniversary of this Agreement (the "Option"). The agreement evidencing the Option will be substantially in the form attached hereto as Exhibit A.

        (C) Employer will pay Executive, upon the execution of this Agreement, a signing bonus of $75,000 to aid Executive in establishing a residence in Portland, Oregon.

        (D) Employer will pay the initiation fee and annual dues during the Term for Executive's membership in the golf/country club of Executive's choice in the metropolitan area of Portland, Oregon. Employer will be entitled to receive any fees or dues refunded to Executive by such golf/country club.

        (E) Employer will pay for the relocation of Executive and his family from Bellevue, Washington to Portland, Oregon or vicinity. These amounts include but are not limited to movers, car haulers, a reasonable number of house hunting trips for Executive and his family, etc. Relocation expenses are a taxable benefit and all monies paid to Executive for reimbursement will be taxed and included on his W-2 at the end of the year in which they were paid to Executive. Employer can pay movers, and other major items directly if Employer is given the opportunity to contact the vendor engaged prior to the work being performed.

        (F) Employer will reimburse Executive for the cost of selling his current home in Bellevue, Washington and purchasing a new home in Portland, Oregon or vicinity, including customary costs and expenses (i.e. title insurance and escrow fees, excise/transfer taxes, recording costs, and other settlement costs on the sale of his existing home (to the extent such costs would otherwise be payable by a seller) and the purchase of his new home (to the extent such costs would otherwise be payable by a buyer), excluding any interest charges or "points," and Executive's real estate commissions on the sale of his existing home). Employer will guarantee the sale of Executive's current home within 180 days at a price equal to the average of the appraised values determined by two mutually acceptable independent real estate appraisal companies (if Employer and Executive cannot agree on two appraisers, then each shall select their own and the two so selected shall appoint a third, and the average of the three appraisals shall set the value (the "Home Value"). If such home does not sell within the 180-day period for the Home Value, Employer will either purchase the home for the Home Value or pay Executive the difference between the sale price of the home and the Home Value. Employer shall pay the costs associated with the appraisals. Employer will, if deemed necessary by Executive but only if Executive has not received the sale proceeds on the sale of his home in Bellevue, Washington, loan to Executive an amount equal to the down payment on his new home, such amount not to exceed the Equity Value (as defined below). This loan will be free of any interest, and Employer will reimburse Executive on a grossed-up basis for any amounts payable by Executive to cover imputed interest taxes. "Equity Value" means the difference between the Home Value and the outstanding amounts under any mortgages on Executive's current home in Bellevue, Washington.

      5.3 Periodic Review/Adjustment. Employer's Chief Executive Officer, in conjunction with Employer's Compensation Committee, shall review Executive's Base Salary and Additional Benefits then being paid to him not less frequently than every twelve months in the light of additional or reduced responsibilities, if any, which may have been assigned or assumed, the results of operations and prospects of Employer, and current salaries and benefits then being paid to other persons. Following such review, Employer may increase (but shall not be required to increase) the salary or any other benefits, but may not decrease the salary from the then existing level. Under no circumstances may Employer reduce the benefits payable to Executive under subsections 5.2 (B), (C), (D), (E) or (F).

      5.4 Perquisites. Executive shall be entitled to up to 240 hours of Paid Time Off ("PTO") per annum, which shall accrue on a daily basis from the date of this Agreement, except that Executive will be given credit for any time employed by Employer before the date of this Agreement. PTO includes vacation, sick leave, and personal leave. Holidays have been excluded from the PTO. PTO may be taken at such time during each year as may be mutually agreed upon by Executive and Employer. At no time may Executive accrue more than 240 hours of PTO. If Executive has not used all or any part of this PTO during any year, he may carry-over up to 80 hours of PTO until the next year.

      5.5 Overall Qualification. Subject to the terms of any written benefit plans, Employer reserves the right to modify, suspend or discontinue any and all of the above referenced benefit plans, practices, policies and programs at any time (whether before or after termination of employment) without notice to or recourse by Executive so long as such action is taken generally with respect to other similarly situated persons and does not single out Executive.

  Under no circumstances may Employer reduce the benefits payable to Executive under subsections 5.2 (B), (C), (D), (E) or (F).

    6.  Termination. The Base Salary and Additional Benefits provided to Executive pursuant to this Agreement, and the employment of Executive by Employer shall be terminated prior to expiration of the Term only as provided in this Section 6.

      6.1 Disability. If a physical or mental illness renders Executive unable to perform his normal duties in connection with Employer for a period of 180 days (whether or not consecutive) out of any consecutive 365 days and that the Board reasonably determines is reasonably expected to continue to render Executive unable to perform such duties (a "Disability"), Executive's employment hereunder may be terminated by written notice of termination from Employer to Executive. Executive agrees to submit to examinations from time to time by a duly licensed physician, who shall be selected by Employer's Chief Executive Officer, in connection with any actual or alleged Disability; provided, that such physician shall be independent as to Employer and its affiliates (other than Executive) and shall be a specialist in the area of Executive's alleged Disability. If Executive's employment is terminated by Employer because of a Disability, this Agreement will terminate in all respects, provided that Employer shall pay to Executive or the personal representative of Executive (the "Beneficiary"), as applicable, any Base Salary through the date of termination and any accrued Additional Benefits that do not by their terms end at the Disability of Executive.

      6.2 Death. If Executive dies during the Term, this Agreement will terminate in all respects, provided that Employer shall pay to the Beneficiary any Base Salary through the date of death and any accrued Additional Benefits that do not by their terms end at the death of Executive.

      6.3 For Cause. Executive's employment hereunder shall be terminated and all of his rights to receive Base Salary and (subject to the terms of any plans relating thereto) Additional Benefits hereunder in respect of any period after such termination, shall terminate upon a determination by the Board, acting in good faith based upon actual knowledge at such time, that Executive (i) is or has been grossly negligent, (ii) is engaging or has engaged in willful or grossly negligent misconduct or a breach of fiduciary duty involving personal profit, (iii) has failed to perform material duties, (iv) has been convicted of any felony, or (v) has intentionally or materially breached any of the provisions of this Agreement or any other agreement with Employer (each of the above being a termination for "Cause").

        (A) Employer shall effect a termination for Cause by written notice to Executive specifying in reasonable detail the circumstances alleged by Employer that constitute a basis for termination for Cause and the specific provisions of Section 6.3 relied upon in effecting such termination. The date of such termination shall be the date ten (10) business days after Employer gives such notice of termination to Executive. If the grounds for such termination are solely the grounds set forth in Section 6.3 (excluding, for this purpose, conviction of a felony as set forth above), then during such ten (10) business day period, Executive shall be afforded an opportunity to discuss the basis for such termination with the Board, and Executive shall, at his election exercised in writing prior to the expiration of such ten (10) business day period, be entitled to a period of not less than thirty (30) days after the date of such discussion to attempt to remedy or cure the conduct alleged to constitute such grounds and the harm caused thereby if in the good faith and reasonable judgment of the Board, such conduct and harm is capable of being remedied or cured within said thirty (30) day period. If, after the expiration of such cure period, the Executive has not in the good faith and reasonable judgment of the Board, remedied or cured the conduct alleged to constitute such grounds and the harm caused thereby, the termination for Cause shall be effective upon notice to Executive of such adverse Board judgment.

        (B) Upon termination of Executive's employment for Cause, the obligations of Executive and Employer under this Agreement shall immediately cease. Such termination shall be without prejudice to any other remedy to which either party may be entitled either at law, in equity, or under this Agreement.

      6.4 Without Cause.

        (A) Notwithstanding any other provision of this Section 6, Executive shall have the right to terminate Executive's employment with Employer at any time, but any such termination, other than as expressly provided in Section 6.4, shall terminate the accrual of Base Salary and Additional Benefits provided under this Agreement for the remainder of the Term. Employer shall, within five business days of such termination, pay to Executive all Base Salary and Additional Benefits accrued through the date of such termination.

        (B) Employer may terminate Executive's employment hereunder at any time without cause. Upon a termination of Executive's employment by Employer without cause hereunder, Employer shall pay to Executive any Additional Benefits and Base Salary accrued through the date of termination.

      6.5 No Limitation. Employer's exercise of its right to terminate shall be without prejudice to any other right or remedy to which it or any of its affiliates may be entitled at law, in equity or under this Agreement.

      6.6 Exclusive Remedy. Executive agrees that the payments expressly provided and contemplated by this Agreement shall constitute the sole and exclusive obligation of Employer in respect of Executive's employment with and relationship to Employer and that the payment thereof shall be the sole and exclusive remedy for any termination of Executive's employment. Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

      6.7 Mitigation. Executive shall be required to mitigate or attempt to mitigate damages under this Agreement.

    7.  Change in Management. Executive will be entitled to terminate his employment hereunder at any time upon a Change in Management. "Change in Management" means (i) Ted Spooner is not the Chief Executive Officer of Employer (or its Successor Corporation after a Corporate Transaction (each as defined in Employer's 2000 Stock Incentive Compensation Plan)) and (ii) Executive has not been named Chief Executive Officer of Employer (or its Successor Corporation) and remains employed by Employer (or its Successor Corporation) at such time. If Executive terminates his employment upon a Change in Management, 50% of the then-unvested portion of the Option will vest immediately and Employer will pay Executive severance in the form of one year's Base Salary. In such event and at Employer's election (in its sole discretion), Executive's receipt of severance and accelerated vesting will be conditioned upon Executive continuing in his role with Employer (or its Successor Corporation) for a transition period not to exceed 90 days. Executive's compensation and benefits during such period will remain the same as immediately before such period. After the conclusion of such period, if any, Executive will be free to pursue alternative employment.  Any termination of Executive's employment by Employer without cause in anticipation of a Change in Management shall be deemed to be a termination by Executive upon a Change in Management. Executive has the burden of establishing that a termination by Employer without cause was in anticipation of a Change in Management, provided, however, that any such termination shall be presumed to be in anticipation of a Change in Management if the Change in Management occurs within 60 days after such termination.

    8.  Business Expenses. During the Term, Employer shall, in accordance with Employer's policy in effect from time to time, reimburse Executive promptly for all reasonable and adequately documented business expenses which Executive incurs in his reasonable judgment in connection with the services to be rendered to Employer hereunder, including entertainment, travel, and transportation expenses incurred in pursuit and furtherance of Employer's business and goodwill.

    9.  No Solicitation of Employees or Clients. Executive agrees that he will not, directly or indirectly, for a period of 2 years from the termination of this Agreement (other than as a result of a termination resulting from Employer's breach of this Agreement), solicit, entice, persuade, or induce any employee of Employer or any client under contract with Employer to terminate his or her employment by, or contract with, Employer or its subsidiaries, if any, or to refrain from extending or renewing the same (upon the same or new terms) or to become employed by or to enter into any agency contract with a person or business other than Employer. This provision shall not preclude Executive from employing or entering into a contract with any person or entity that responds to a public advertisement, that is referred by a recruiting agency or that approaches Executive without any solicitation by Executive.

    10.  Dispute Resolution.

      10.1 Governing Law. This Agreement is to be interpreted in accordance with the laws of the State of Oregon. Executive and Employer hereby expressly consent to the personal jurisdiction of the state and federal courts located in Oregon for any action or proceeding arising from or relating to this Agreement.

      10.2 Attorneys' Fees and Court Costs. If any suit or action arising out of or related to this Agreement is brought by any party, the prevailing party shall be entitled to recover the costs and fees (including without limitation reasonable attorney fees, the fees and costs of experts and consultants, copying, courier and telecommunication costs, and deposition costs and all other costs of discovery) incurred by such party in such suit or action, including without limitation any post-trial or appellate proceeding.

      10.3 Equitable Relief. Executive acknowledges that Employer may not have an adequate remedy at law in the event of any breach or threatened breach by Executive of this Agreement pertaining to confidentiality or intellectual property, and that Employer or its customers or suppliers may suffer irreparable injury as a result. In the event of any such breach or threatened breach, Executive hereby consents to the granting of injunctive relief without the posting by Employer of any bond or other security.

    11.  Miscellaneous.

      11.1 Succession; Survival. This Agreement shall inure to the benefit of and shall be binding upon Employer, its successors and assigns. The obligations and duties of Executive hereunder are personal and otherwise not assignable. Executive's obligations and representations under this Agreement will survive the termination of Executive's employment, regardless of the manner of such termination.

      11.2 Notices. Any notice or other communication provided for in this Agreement shall be in writing and sent if to Employer to its principal office at:

      Corillian Corporation
      3400 NW John Olsen Place
      Hillsboro, OR 97124
      Attention: Erich J. Litch

or at such other address as Employer may from time to time in writing designate, and if to Executive at such address as Executive may from time to time in writing designate (or Executive's business address of record in the absence of such designation). Each such notice or other communication shall be effective (i) if given by telecommunication, when transmitted to the applicable number so specified in (or pursuant to) this Section 11.2 and an appropriate answerback is received, (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iii) if given by any other means, when actually delivered at such address.

      11.3 Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and it supersedes any prior agreements,

  undertakings, commitments and practices relating to Executive's employment by Employer. No amendment or modification of the terms of this Agreement shall be valid unless made in writing and signed by Executive and, on behalf of Employer, by an officer expressly so authorized by the Board.

      11.4 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder shall be deemed a waiver thereof or of any other right, nor shall any single or partial exercise preclude any further or other exercise of such right or any other right.

      11.5 Employer Information. Executive agrees that he will not, during his employment with Employer, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that he will not bring onto the premises of Employer or its affiliates any unpublished document or proprietary information belonging to any such employer, person or entity, unless consented to in writing by such employer, person or entity.

      11.6 Place of Employment. Employer recognizes that Executive's residence and principal place for performing his obligations hereunder shall be Portland, Oregon and vicinity (including Beaverton and Hillsboro); provided, however, that Executive will be expected to engage in travel throughout the United States and the world as Employer may reasonably request or as may be required for the proper performance of services hereunder. Employer may not require Executive to travel outside of Portland more than 15 calendar days during any month.

      11.7 Severability. If this Agreement shall for any reason be or become unenforceable in any material respect by any party, this Agreement shall thereupon terminate and become unenforceable by the other party as well. In all other respects, if any provision of this Agreement is held invalid or unenforceable, the remainder of this Agreement shall nevertheless remain in full force and effect. If any provision is held invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances to the fullest extent permitted by law and may be modified by a court to make the provision consistent with applicable laws.

      11.8 Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

      11.9 Counterparts. This Agreement and any amendment hereto may be executed in one or more counterparts. All of such counterparts shall constitute one and the same agreement and shall become effective when a copy signed by each party has been delivered to the other party.

      11.10  Construction.The parties hereto acknowledge that each party to this Agreement is sophisticated and has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, no provision of this Agreement shall be construed against any party on the ground that such party or its counsel drafted the provision, and the parties hereby waive any statute or rule to the contrary.

    IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

"EMPLOYER" CORILLIAN CORPORATION
By:

Its:

"EXECUTIVE" ALEX HART

Address:

EXHIBIT A

CORILLIAN CORPORATION
2000 STOCK INCENTIVE COMPENSATION PLAN
NONQUALIFIED STOCK OPTION LETTER AGREEMENT

TO: Alex Hart

We are pleased to inform you that you have been selected by the Company to receive a stock option (the "Option") to purchase shares (the "Option Shares") of the Company's Common Stock under the Company's 2000 Stock Incentive Compensation Plan (the "Plan").

The terms of the Option are as set forth in this Agreement and in the Plan, a copy of which is attached. The Plan is incorporated by reference into this Agreement, which means that this Agreement is limited by and subject to the express terms and provisions of the Plan. Capitalized terms that are not defined in this Agreement have the meanings given to them in the Plan.

The most important terms of the Option are summarized as follows:

Grant Date:	January 23, 2001
Number of Shares:	240,000
Exercise Price:	$12.50 per share
Expiration Date:	January 23, 2011
Vesting Base Date:	January 23, 2001
Type of Option:	Nonqualified Stock Option ("NSO")

Vesting and Exercisability:  The Option will vest and become exercisable according to the following schedule:

Period of Continuous Service From Vesting Base Date	Portion of Total Option Which Is Vested and Exercisable
One year from Vesting Base Date	1/3rd
Two years from Vesting Base Date	An additional 1/3rd
Three years from Vesting Base Date	100%

Corporate Transactions:  For purposes of this section, the following terms shall be defined as follows:

    "Good Reason" means the occurrence of any of the following events or conditions and the failure of the Successor Corporation to cure such event or condition within 30 days after receipt of written notice from the Participant:

    (a) a change in the Participant's status, title, position or responsibilities (including reporting responsibilities) that, in the Participant's reasonable judgment, represents a substantial reduction in the status, title, position or responsibilities as in effect immediately prior thereto; the assignment to the Participant of any duties or responsibilities that, in the Participant's reasonable judgment, are materially inconsistent with such status, title, position or responsibilities; or any removal of the Participant from or failure to reappoint or reelect the Participant to any of such positions, except in connection with the termination of the Participant's employment for Cause, for Disability or as a result of his or her death, or by the Participant other than for Good Reason;

    (b) a reduction in the Participant's annual base salary;

    (c) the Successor Corporation's requiring the Participant (without the Participant's consent) to be based at any place outside a 35-mile radius of his or her place of employment prior to a Corporate Transaction, except for reasonably required travel on the Successor Corporation's business that is not materially greater than such travel requirements prior to the Corporate Transaction;

    (d) the Successor Corporation's failure to (i) continue in effect any material compensation or benefit plan (or the substantial equivalent thereof) in which the Participant was participating at the time of a Corporate Transaction, including, but not limited to, the Plan, or (ii) provide the Participant with compensation and benefits substantially equivalent (in terms of benefit levels and/or reward opportunities) to those provided for under each material employee benefit plan, program and practice as in effect immediately prior to the Corporate Transaction;

    (e) any material breach by the Successor Corporation of its obligations to the Participant under the Plan or any substantially equivalent plan of the Successor Corporation; or

    (f)  any purported termination of the Participant's employment or service relationship for Cause by the Successor Corporation that is not in accordance with the definition of Cause under the Plan.

    "Related Party Transaction" means (a) a merger of the Company in which the holders of shares of Common Stock immediately prior to the merger hold at least a majority of the shares of Common Stock in the surviving corporation immediately after the merger, (b) a mere reincorporation of the Company or (c) a transaction undertaken for the sole purpose of creating a holding company.

    Acceleration of vesting of options that are not assumed. In the event of a Corporate Transaction in which this Option is not assumed or continued or an equivalent option or right substituted by the surviving corporation, the successor corporation or its parent corporation, as applicable (the "Successor Corporation"), you shall fully vest in and have the right to exercise this Option as to all of the shares of Common Stock subject thereto, including shares as to which this Option would not otherwise be vested or exercisable provided that, such acceleration will not occur if, in the opinion of the Company's accountants, it would render unavailable "pooling of interest" accounting for a Corporate Transaction that would otherwise qualify for such treatment. If this Option becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Corporate Transaction, the Plan Administrator shall notify you in writing or electronically that this Option shall be fully vested and exercisable for a specified time period after the date of such notice, and this Option shall terminate upon the expiration of such period, in each case conditioned on the consummation of the Corporate Transaction. This Option shall be considered assumed if, following the Corporate Transaction, the option or right confers the right to purchase or receive, for each share of Common Stock subject to this Option, immediately prior to the Corporate Transaction, the consideration (whether stock, cash, or other securities or property) received in the Corporate Transaction by holders of Common Stock for each share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the Corporate Transaction is not solely common stock of the Successor Corporation, the Plan Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of this Option, for each share of Common Stock subject thereto, to be solely common stock of the Successor Corporation equal in fair market value to the per share consideration received by holders of Common Stock in the Corporate Transaction. This Option shall terminate and cease to remain outstanding immediately following the consummation of the Corporate Transaction, except to the extent assumed by the Successor Corporation.

    Acceleration upon termination of employment by Successor Corporation. If this Option is assumed or replaced in the Corporate Transaction, other than a Related Party Transaction, and does not otherwise accelerate at that time, it shall be accelerated in the event that your employment or service relationship should subsequently terminate within one year following such Corporate Transaction, unless such employment or service relationship is terminated by the Successor Corporation for Cause or by you voluntarily without Good Reason; provided, that such acceleration shall not occur if, in the opinion of the Company's outside accountants, such acceleration would render unavailable "pooling of interests" accounting treatment for any Corporate Transaction for which pooling of interests accounting treatment is sought by the Company.

Acceleration as provided in Employment Agreement.  Notwithstanding any other terms of this Agreement, you shall vest in and have the right to exercise this Option as to some or all of the shares of Common Stock subject thereto, including shares as to which this Option would not otherwise be vested or exercisable, to the extent so provided in the employment agreement between you and the Company.

Change in Role after Change in Management:  If Ted Spooner is no longer the Chief Executive Officer of the Company and after Mr. Spooner discontinues serving in such capacity there is a change in your title, position or responsibilities (including reporting responsibilities) that, in your reasonable judgment, represents a substantial reduction in the title, position or responsibilities as in effect immediately prior thereto, you shall fully vest in and have the right to exercise this Option as to all of the shares of Common Stock subject thereto, including shares as to which this Option would not otherwise be vested or exercisable. Any such changes arising from Cause, Death, Disability (each as defined in your employment agreement with the Company), or your resignation shall not trigger the application of this provision.

Termination Without Cause:  If you are terminated by the Company during the term of your employment agreement with the Company without Cause (as defined in your employment agreement with the Company), you shall vest in and have the right to exercise this Option as to 50% of the then-unvested portion of shares of Common Stock subject to this Option.

Termination of Option:  The unvested portion of the Option will terminate automatically and without further notice immediately upon termination (voluntary or involuntary) of your employment or service relationship with the Company or a Related Corporation. The vested portion of the Option will terminate automatically and without further notice on the earliest of the following dates:

      (a) three months after termination of your employment or service relationship with the Company or a Related Corporation for any reason other than Cause, Retirement, Disability or death;

      (b) one year after termination of your employment or service relationship with the Company or a Related Corporation by reason of Retirement, Disability or death; and

      (c) the Expiration Date;

except, that if the Company or a Related Corporation terminates your services for Cause you will forfeit the unexercised portion of the Option, including vested and unvested shares, the date your termination is effective. If you die while the Option is exercisable, the Option may be exercised until one year after the date of death or the Expiration Date, whichever is earlier.

It is your responsibility to be aware of the date your Option terminates.

Method of Exercise:  You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state the election to exercise the Option and the number of shares of Common Stock for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of shares of Common Stock you are purchasing.

Form of Payment:  You may pay the Option exercise price, in whole or in part, in cash, by check or, unless the Plan Administrator determines otherwise, by (a) tendering (either actually or by attestation) mature shares of Common Stock (generally, shares you have held for a period of at least six months) having a fair market value on the day prior to the date of exercise equal to the exercise price (you should consult your tax advisor before exercising the Option with stock you received upon the exercise of an incentive stock option); (b) if and so long as the Common Stock is registered under the Securities Exchange Act of 1934, as amended, delivery of a properly executed exercise notice together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price all in accordance with the regulations of the Federal Reserve Board; or (c) such other consideration as the Plan Administrator may permit.

Withholding Taxes:  As a condition to the exercise of any portion of the Option that is treated as a nonqualified stock option, you must make such arrangements as the Company may require for the satisfaction of any federal, state or local withholding tax obligations that may arise in connection with such exercise. The Company has the right to retain without notice sufficient shares of stock to satisfy the withholding obligation. Unless the Plan Administrator determines otherwise, you may satisfy the withholding obligation by electing to have the Company withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the amount required to be withheld (up to the minimum required federal tax withholding rate). The Company may also deduct from the shares to be issued upon exercise any other amounts due from you to the Company.

Limited Transferability:  During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution, except that nonqualified stock options may be transferred to the extent permitted by the Plan Administrator. The Plan provides for exercise of the Option by a designated beneficiary or the personal representative of your estate.

Registration:  The Company has filed and maintains an effective registration statement with respect to the Option Shares. The Company intends to maintain this registration but has no obligation to do so. In the event that such registration ceases to be effective, you will not be able to exercise the Option unless exemptions from registration under federal and state securities laws are available; such exemptions from registration are very limited and might be unavailable. By accepting the Option, you hereby acknowledge that you have read and understand Section 15.3 of the Plan.

Binding Effect:  This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation:  By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement or otherwise permitted by the Plan Administrator; (h) that the future value of the underlying Option Shares is unknown and cannot be predicted with certainty; and (i) that if the underlying Option Shares do not increase in value, the Option will have no value.

    Please execute the following Acceptance and Acknowledgment and return it to the undersigned.

Very truly yours,
CORILLIAN CORPORATION
By

Its

ACCEPTANCE AND ACKNOWLEDGMENT

I, a resident of the State of             , accept the Option described in this Agreement and in the Plan, and acknowledge receipt of a copy of this Agreement and a copy of the Plan. I have read and understand the Plan.

Dated:

Address

Taxpayer I.D. Number

NOTICE OF EXERCISE OF STOCK OPTION

To: Corillian Corporation

I, a resident of the State of             , hereby exercise my Nonqualified Stock Option (check one box) granted by Corillian Corporation (the "Company") on             ,      , subject to all the terms and provisions thereof and of the 2000 Stock Incentive Compensation Plan referred to therein, and notify the Company of my desire to purchase      shares of Common Stock of the Company (the "Securities") at the exercise price of $      per share. I hereby represent and warrant that I have been furnished with a copy of the Plan and Plan Summary.

Dated:

Address

Taxpayer I.D. Number

1

RECEIPT

Corillian Corporation hereby acknowledges receipt from             in payment for      shares of Common Stock of Corillian Corporation, an Oregon corporation, of $             in the form of

/ /	Cash
/ /	Check (personal, cashier's or bank certified)
/ /	__________ shares of the Company's Common Stock, fair market value $_______ per share, held by the optionee for a period of at least six months
/ /	Copy of irrevocable instructions to Broker
Date:	By:
FMV on such date: $	For:	Corillian Corporation

2

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EMPLOYMENT AGREEMENT
EXHIBIT A CORILLIAN CORPORATION 2000 STOCK INCENTIVE COMPENSATION PLAN NONQUALIFIED STOCK OPTION LETTER AGREEMENT